UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2010

EVERGREEN ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2992

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into a Material Definitive Agreement

On January 26, 2010, Evergreen Energy Inc. (the “Company”) entered into a placement agency agreement with Rodman & Renshaw, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of 23,503,330 shares of the Company’s common stock and warrants to purchase up to 11,571,664 shares of the Company’s common stock in a registered direct public offering. The Company has agreed to pay the Placement Agent an aggregate fee equal to 5% of the gross proceeds received in the offering, including proceeds received by the Company upon exercise of the warrants, if any, and a warrant to purchase shares of common stock equal to 6% of the aggregate number of shares sold in the offering.  The Company has also agreed to reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount equal to no more than 0.8% of the gross proceeds received by the Company in the offering.

On January 26, 2010, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell an aggregate of 23,503,330 shares of its common stock and warrants to purchase a total of 11,571,664 shares of its common stock to such investors for gross proceeds of approximately $7 million. The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock. The purchase price per unit is $.30. Subject to certain ownership limitations, the warrants are exercisable six months following the closing date of the offering and for a five year period thereafter at an exercise price of $0.3859. The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The net proceeds to the Company from the registered direct public offering, after deducting placement agent fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $6.5 million. The offering is expected to close no later than  January 29, 2010 subject to the satisfaction of customary closing conditions. After giving effect to the offering, the Company has 170,452,208 shares of common stock outstanding.

The common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants will be issued pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission on January 27, 2010 in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-162720), which became effective on January 19, 2010. A copy of the opinion of Moye White LLP relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

The foregoing summaries of the terms of the placement agency agreement, the securities purchase agreement and the warrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 4.1, 10.1, respectively, and incorporated herein by reference.  In addition a copy of the press release related to the transaction is attached as exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

1.1	Placement Agency Agreement, dated January 26, 2010, by and between Evergreen Energy, Inc. and Rodman & Renshaw, LLC.
4.1	Form of Common Stock Purchase Warrant to be issued by Evergreen Energy, Inc. to the investors in the offering.
5.1	Opinion of Moye White LLP
10.1	Form of Securities Purchase Agreement, dated January 26, 2010, by and between Evergreen Energy, Inc. and the investors in the offering.
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press release dated January 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: January 27, 2010	By:	/s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

1.1	Placement Agency Agreement, dated January 26, 2010, by and between Evergreen Energy, Inc. and Rodman & Renshaw, LLC.
4.1	Form of Common Stock Purchase Warrant to be issued by Evergreen Energy, Inc. to the investors in the offering.
5.1	Opinion of Moye White LLP
10.1	Form of Securities Purchase Agreement, dated January 26, 2010, by and between Evergreen Energy, Inc. and the investors in the offering.
23.1	Consent of Moye White LLP (included in Exhibit 5.1).
99.1	Press release dated January 27, 2010